APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  FROM
        TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

                                                 CALCULATION OF REGISTRATION FEE

Title of Each Class   Amount to be    Proposed Maximum   Proposed Maximum         Amount of
of Securities to be    Registered      Offering Price    Aggregate Offering    Registration Fee
    Registered                            Per Unit            Price
  Common Stock          67,648(1)        $46.6875(2)       $3,158,316             $1,089.07

       (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is registered hereby an indeterminate number of additional shares of Common Stock that may be issuable due to any stock split, stock dividend or similar transaction.

       (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the high and low price as reported by the New York Stock Exchange for January 21, 1994.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                 PROSPECTUS

                        67,648 Shares of Common Stock
                         (par value $1.00 per share)

       This Prospectus relates to 67,648 presently outstanding shares
(the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Vulcan Materials Company, a New Jersey corporation (the "Company"), which may be offered from time-to-time by certain shareholders of the Company (the "Selling Shareholders") as identified herein under the heading "Selling Shareholders."

       The distribution of the Shares by the Selling Shareholders may be effected in one or more transactions on the New York Stock Exchange ("NYSE"), in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares.

       The Common Stock of the Company is traded on the NYSE under the symbol "VMC." On January 21, 1994, the last price for shares of Common Stock as reported on the NYSE was $46.875 per share.

       No dealer, salesman or other person is authorized to give any information or to make any representation in connection with the Shares offered by this Prospectus other than those contained or incorporated by reference herein and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy securities by or to any person in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR
       DISAPPROVED BY THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus is January 26, 1994.

                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the Commission's Regional Offices in New York (7 World Trade Center, New York, New York) and Chicago (500 West Madison, Suite 1400, Chicago, Illinois), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, proxy statements, reports and other information can be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York, on which exchange securities of the Company are listed. This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, and to which reference is hereby made.

                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company hereby incorporates by reference in this Prospectus its Annual Report on Form 10-K for the year ended December 31, 1992, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, its current Reports on Form 8-K dated November 16, 1993, and January 25, 1994, and the description of its Common Stock contained in the Company's Registration Statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and in any amendments or reports filed for the purpose of updating such description.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE OR DEEMED INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO WILLIAM F. DENSON, III, VULCAN MATERIALS COMPANY, ONE METROPLEX DRIVE, BIRMINGHAM, ALABAMA 35209 (TELEPHONE 205/877-3204).

                                      SELLING SHAREHOLDERS
       The Selling Shareholders are listed in the table below. The table sets forth information as of January 26, 1994.

                                         Total Shares        Shares That      Shares That May
                                            Presently             May Be        Be Owned After
                                             Owned(1)               Sold          Offering (1)
Trustees, Peroxidation Systems Inc.
Profit Sharing Plan (the "Plan")                4,797              4,797                   -0-
Summit Ventures, L.P.                          24,192             20,160                 4,032
S.V. Eurofund C.V.                             24,192             20,160                 4,032
Summit Investors, L.P.                         16,128             13,440                 2,688
Summit Ventures II, L.P.                          954                795                   795
Donald G. Hager and E. June Hager              32,193              4,985                27,208
Emery M. Froelich                              15,486              2,175                13,311
Ronald L. Peterson                              4,730                664                 4,066
Carl G. Loven                                   3,178                446                 2,732
Beth M. Pugh                                      184                 26                   158

         (1) Do not include certain additional shares of Common Stock in connection with the Acquisition and currently held in escrow which may be distributed to the Selling Shareholders upon the occurrence of certain conditions.

       The Shares represent a portion of the shares of Common Stock issued by the Company on January 14, 1994, to Peroxidation Systems Inc., an Arizona corporation ("PSI"), in connection with the acquisition of substantially all of the assets of PSI by a wholly-owned subsidiary of the Company (the "Acquisition"). Pursuant to the acquisition agreement, the Company agreed to file and maintain an effective registration statement for the sale of the Shares by the Selling Shareholders for a period of ninety (90) days following the date of this Prospectus. The Shares were distributed by PSI to the Selling Shareholders in the amounts indicated above in connection with the liquidation of PSI. Messrs. Hager, Froelich, Peterson and Loven were officers of PSI prior to Acquisition and following the Acquisition have become employees of the subsidiary of the Company which acquired the PSI assets.

                                 THE COMPANY

       Vulcan Materials Company and its subsidiaries (together called the "Company") are principally engaged in the production, distribution and sale of construction materials ("Construction Materials") and industrial chemicals ("Chemicals").

       The Company was incorporated following a merger with Vulcan Detinning Company of Sewaren, New Jersey, in 1956 and succeeded to the business of Birmingham Slag Company, an Alabama corporation. The Company's principal executive offices are located at One Metroplex Drive, Birmingham, Alabama 35209 (telephone 205/877-3000).

CONSTRUCTION MATERIALS

       The Company's construction aggregates business consists principally of the production and sale of crushed stone, sand, gravel, limestone, rock asphalt and crushed slag. Construction aggregates are employed in virtually all types of construction, including highway construction and maintenance. They are also widely used as railroad track ballast. Other Construction Materials products and services include asphaltic concrete, ready-mixed concrete, trucking services, barge transportation, coal handling services, a Mack Truck distributorship, paving construction, and several other businesses. Crushed stone constituted approximately 74% of the dollar volume of the Construction Materials segment 1992 sales.

       The Company operates 128 domestic permanent and portable plants at quarries located in 14 states for the production of crushed limestone and granite with domestic estimated reserves that are owned and leased totalling approximately 7.5 billion tons.

       In July 1987, the Company and a Mexican partner, Grupo ICA, formed three jointly owned entities to supply crushed stone from a limestone quarry and production facility located on Mexico's Yucatan Peninsula. The project (referred to herein as the "Crescent Market Project") includes a deepwater harbor from which stone is transported by project owned and chartered vessels to certain United States Gulf Coast markets.

       In 1992, the Company's Construction Materials segment had sales of $686,396,000 and earnings of $88,300,000 before interest expense and income taxes.

CHEMICALS

       The Company operates chemical plants in Wichita, Kansas; Geismar, Louisiana; and Port Edwards, Wisconsin, and maintains 36 distribution terminals at locations throughout the United States.

       The principal chemicals produced by the Company are chlorine, muriatic acid, caustic soda (sodium hydroxide), chlorinated hydrocarbons and caustic potash (potassium hydroxide). The chlorinated hydrocarbons produced by the Company include carbon tetrachloride, methylene chloride, perchloroethylene, chloroform, methyl chloride, ethylene dichloride, methyl chloroform and pentachlorophenol. In addition, the Company manufactures and sells anhydrous hydrogen chloride, sodium chlorite and hydrogen.

       Principal markets for the Company's chemical products include the pulp and paper, energy, food and pharmaceutical, chemicals processing and fluorocarbons industries.

       In 1992, the Company's Chemicals Division had sales of $391,600,000 and earnings of $51,300,000 before interest expense and income taxes.

                            PLAN OF DISTRIBUTION

       The distribution of the Shares by the Selling Shareholders may be effected from time-to-time while the registration of Shares is in effect in one or more transactions on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

       The Shares are being sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares.

       The Selling Shareholders wish to be in a position to sell the number of Shares indicated above. It is the intention of the Plan to sell promptly the Shares as to which it is identified as a Selling Shareholder. The number of Shares that may actually be sold by the remaining Selling Shareholders will be determined from time- to-time by each such Selling Shareholder, and will depend on a number of facts, including the price of the Company's Common Stock and the financial circumstances of such Selling Shareholder from time-to-time.

                                LEGAL OPINION

       The validity of the Shares offered hereby has been passed on for the Company by E. Starke Sydnor, Assistant General Counsel of the Company. As of November 30, 1993, Mr. Sydnor beneficially owned 347 shares of the Common Stock through the Company's Thrift Plan for Salaried Employees.

                                   EXPERTS

       The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1992, have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The expenses of the Company in connection with the distribution of the securities being registered pursuant to this Registration Statement are as follows:

Filing Fee for Registration Statement                  $1,089.07
Legal Fees and Expenses                                $1,000.00   *
Transfer Agent Fees                                    $   50.00   *

Total Expenses                                         $2,139.07

*Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 14A:3-5 of the New Jersey Business Corporation Act empowers a New Jersey corporation to indemnify present and former directors, officers, employees or agents of the corporation and certain other specified persons.
Article IV of the By-Laws of the Registrant provides as follows:

            "(a) Subject to the provisions of this Article IV, the corporation shall indemnify the following persons to the fullest extent permitted and in the manner provided by and the circumstances described in the laws of the State of New Jersey, including Section 14A:3-5 of the New Jersey Business Corporation Act and any amendments thereof or supplements thereto: (i) any person who is or was a director, officers, employee or agent of the corporation; (ii) any person who is or was a director, officer, employee or agent of any constituent corporation absorbed by the corporation in a consolidation or merger, but only to the extent that (a) the constituent corporation was obligated to indemnify such person at the effective date of the merger or consolidation or (b) the claim or potential claim of such person for indemnification was disclosed to the corporation and the operative merger or consolidation documents contain an express agreement by the corporation to pay the same; (iii) any person who is or was serving at the request of the corporation as a director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation, or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit; and (iv) the legal representative of any of the foregoing persons (collectively, a "Corporate Agent").

            (b) Anything herein to the contrary notwithstanding, the corporation shall not be obligated under this Article IV to provide indemnification (i) to any bank, trust company, insurance company, partnership or other entity, or any director, officer, employee or agent thereof, or (ii) to any other person who is not a director, officer or employee of the corporation, in respect of any service by such person or entity, whether at the request of the corporation or by agreement therewith, as investment advisor, actuary, custodian, trustee, fiduciary or consultant to any employee benefit plan.

            (c) To the extent that any right of indemnification granted hereunder requires any determination that a Corporate Agent shall have been successful on the merits or otherwise in any Proceeding (as hereinafter defined) or in defense of any claim, issue or matter therein, the Corporate Agent shall be deemed to have been "successful" if, without any settlement having been made by the Corporate Agent, (i) such Proceeding shall have been dismissed or otherwise terminated or abandoned without any judgment or order having been entered against the Corporate Agent, (ii) such claim, issue or other matter therein shall have been dismissed or otherwise eliminated or abandoned as against the Corporate Agent, or (iii) with respect to any threatened Proceeding, the Proceeding shall have been abandoned or there shall have been a failure for any reason to institute the Proceeding within a reasonable time after the same shall have been threatened or after any inquiry or investigation that could have led to any such Proceeding shall have been commenced. The Board of Directors or any authorized committee thereof shall have the right to determine what constitutes a "reasonable time" or an "abandonment" for purposes of this paragraph
       (c), and any such determination shall be conclusive and final.

            (d) To the extent that any right of indemnification granted hereunder shall require any determination that the Corporate Agent has been involved in a Proceeding by reason of his being or having been a Corporate Agent, the Corporate Agent shall be deemed to have been so involved if the Proceeding involves action allegedly taken by the Corporate Agent for the benefit of the corporation or in the performance of his duties or the course of his employment for the corporation.

            (e) If a Corporate Agent shall be a party defendant in a Proceeding, other than a Proceeding by or in the right of the corporation, and the Board of Directors or a duly authorized committee of disinterested directors shall determine that it is in the best interests of the corporation for the corporation to assume the defense of any such Proceeding, the Board of Directors or such committee may authorize and direct that the corporation assume the defense of the Proceeding and pay all expenses in connection therewith without requiring such Corporate Agent to undertake to pay or repay any part thereof. Such assumption shall not affect the right of any such Corporate Agent to employ his own counsel or to recover indemnification under this By-law to the extent that he may be entitled thereto.

            (f) As used herein, the term "Proceeding" shall mean and include any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

            (g) The right to indemnification granted under this Article IV shall not be exclusive of any other rights to which any Corporate Agent seeking indemnification hereunder may be entitled."

            The Company has purchased directors' and officers' liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.


ITEM 16.  EXHIBITS

Exhibit
Number         Description of Exhibit

  5            Opinion and Consent of E. Starke Sydnor, Assistant General
                  Counsel of the Registrant
 23D           Consent of Deloitte & Touche
 23B           Consent of Counsel:  included in Exhibit 5
 24            Powers of Attorney


ITEM 17.  UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
       Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Birmingham, State of Alabama on the 27th day of January, 1994.

                                 VULCAN MATERIALS COMPANY
                                 (Registrant)


                                 By:  /s/ H. A. Sklenar
                                      H. A. Sklenar
                                      Chairman and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this 27th day of January, 1994.

     SIGNATURE                        TITLE

/s/ H. A. Sklenar           Chairman and Chief Executive Officer and Director
H. A. Sklenar               (Principal Executive Officer)

/s/ D. F. Sansone           Vice President - Finance and Treasurer
D. F. Sansone               (Principal Financial Officer and
                             Principal Accounting Officer)

The following directors:

Marion H. Antonini          Director
Livio D. DeSimone           Director
John K. Greene              Director
Richard H. Leet             Director
Douglas J. McGregor         Director
Ann D. McLaughlin           Director
James V. Napier             Director
Donald B. Rice              Director
Orin R. Smith               Director


By:  /s/ William F. Denson, III
     William F. Denson, III
     Attorney-in-Fact for each of
     the ten directors listed above